Exhibit 4.1

10% SENIOR PROMISSORY NOTE

$

COMPREHENSIVE CARE CORPORATION

promises to pay to the order of Lloyd I. Miller, III, the principal sum of $             (                     Dollars and                      Cents) on April 15, 2012 in accordance with the terms and provisions attached hereto and incorporated herein.

10% SENIOR PROMISSORY NOTE

DUE APRIL 15, 2012

Interest Payment Dates:   April 15 and October 15

Dated:

COMPREHENSIVE CARE CORPORATION

By
Mr. Giuseppe Crisafi Chief Financial Officer Comprehensive Care Corporation

(Seal)

COMPREHENSIVE CARE CORPORATION

10% Senior Note

Due April 15, 2012

1. Interest. Comprehensive Care Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Senior Note (the “Note”) at the rate per annum shown above. The Company will pay interest semiannually on April 15 and October 15 of each year, commencing October 15, 2010. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 15, 2010. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company shall make payment to the Holder of the Note at the Holder’s address as set forth herein (or such other address as provided to the Company in accordance with Section 12 below).

4. Optional Prepayment. The Company may prepay all or any part of the Note at any time or from time to time by paying to the Holder cash equal to the face amount to be redeemed, plus accrued interest thereon. The Company shall make payment for any optional prepayment within five (5) days following the expiration of thirty (30) days from delivery by the Company to the Holder of written notice of the Company’s intent to make such prepayment.

5. Notice of Prepayment. Notice of prepayment will be mailed at least 30 days before the prepayment date to the Holder at the registered address of such holder as set forth herein.

8. Amendments and Waivers. This Note may not be amended or modified without the written consent of the Holder and the Company.

9. Defaults and Remedies. An Event of Default shall mean: (i) a default for 30 days or more in payment of interest on the Note, (ii) a default in payment of principal on the Note, (iii) failure by the Company for 30 days after notice to it to comply with any of its other obligations under this Note, including the agreements set forth on Annex A attached hereto, (iv) the Company shall file for relief under any chapter of the U.S. Bankruptcy Code, (v) any involuntary petition under the U.S. Bankruptcy Code shall be filed against the Company, (vi) any material proceeding, procedure or remedy supplementary to or in enforcement of judgment shall be resorted to or commenced against the Company, or with respect to any of its property which is not discharged, stayed or bonded within 30 days, (vii) any governmental authority or any court at the insistence thereof shall take possession of any substantial part of the property of or assume control over the affairs or operations of, or a receiver shall be appointed for or take possession of the property of, or a writ or order of attachment or garnishment shall be issued or made against any of the property of the Company, (viii) the Company shall be dissolved, wound up, liquidated or otherwise terminated without the written consent of Holder or (ix) the Company shall transfer or sell substantially all or an integral portion of its assets without the written consent of Holder. If an Event of Default occurs and is continuing, the Holder may declare this Note to be due and payable immediately, except that in the case of an Event of Default arising under clauses (iv), (v) or (vi) above this Note shall become due and payable immediately without further action or notice.

10. Reimbursement of Costs. The Company agrees to reimburse Holder for all costs and expenses (including Holder’s reasonable attorneys’ fees) incurred by Holder in collecting any amounts due to Holder pursuant to this Note or otherwise enforcing Holder’s rights or the Company’s obligations under this Note.

11. Usury. It is the intention of the Company and Holder to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this note by the holder hereof (or, if this note shall have been paid in full, refunded to the Company); (ii) determination of the rate of interest for determining whether the loans hereunder are usurious shall be made by amortizing, prorating, allocating and spreading, during the full stated term of such loans, all interest at any time contracted for, charged or received from the Company in connection with such loans, and any excess shall be cancelled, credited or refunded as set forth in item (i) herein; and (iii) in the event that maturity of this note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this note (or if this note shall have been paid in full, refunded to the Company).

12. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

if to the Company, at:

3405 W. Dr. Martin Luther King Jr. Blvd., Suite 101, Tampa, FL 33607

if to the Holder, at

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. The Company or the Holder may change its address or fax number for notices and other communications hereunder by notice to the other party in accordance with the provisions hereof.

Annex A

Covenants of the Company

1.	Payment of the Notes

The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Note. The Company shall pay interest on overdue principal at the rate borne by the Notes; it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Compliance Certificate

The Company shall deliver to the Noteholders, within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate stating whether or not the signers know of any default that occurred during the fiscal year. If they do, the certificate shall describe the default and its status.

The Company will, so long as the Notes are outstanding, deliver to the Noteholders, forthwith upon becoming aware of any default, Event of Default or default in the performance of any covenant, agreement or condition in this Note, an Officers’ Certificate specifying such default, Event of Default or default in performance.

3.	Continued Existence

Subject to Section 4, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation.

4.	When Company May Merge, etc.

The Company shall not consolidate or merge into, or transfer or lease all or substantially all of its assets to, any person unless:

a.	the person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

b.	the person assumes all obligations of the Company under the Note; and

c.	immediately after the transaction no default or Event of Default exists.

The surviving corporation shall be the successor Company, but the predecessor Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.